FOR FURTHER INFORMATION: Sean T. Smith SVP - CFO Photronics, Inc. (203) 775-9000 ssmith@photronics.com
Press Release

Photronics Amends $155 Million Revolving Credit Agreement
and Delays Release of its Fiscal Year 2008 Results

AMENDMENT EXTENDS DATE TO DECEMBER 12, 2008 TO FINALIZE
REVISED CREDIT AGREEMENT TERMS AND CONDITIONS

     BROOKFIELD, Connecticut December 4, 2008 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced today that it has amended its $155 million Revolving Credit Agreement (the “credit agreement"). Under the amendment, the Company has through December 12, 2008 to finalize revised terms and conditions of the credit agreement. The Company also announced it will delay the release of its financial results for the fourth quarter and fiscal year for the period ended November 2, 2008.

Photronics, Inc. expects to announce operating results for the fourth quarter of its 2008 fiscal year with revenue of $103.3 million, up 1.7%, compared to $101.6 million for the fourth quarter of 2007. Semiconductor photomasks are expected to account for $77.5 million or 75.0% of revenues during the fourth quarter of fiscal 2008, while flat panel display (FPD) photomask revenues are projected to be $25.8 million or 25.0% of revenues. The Company also expects to report operating income for the quarter due to further improvements in reducing its estimated revenue level to achieve breakeven operating income from previous guidance of $105 - $106 million to below $103 million in revenue.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

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Photronics, Inc. 15 Secor Road • Brookfield, Connecticut 06804 • (203) 775-9000 • www.photronics.com